Press Release

MetaSource Group, Inc. Acquires Sitaro Group
Wednesday December 4, 12:57 pm ET

NEW YORK--(BUSINESS WIRE)--Dec. 4, 2002--MetaSource Group, Inc. today announced its acquisition of Sitaro Group of New York.

Sitaro is a global leader in marketing process solutions and campaign management for Fortune 500 businesses. The acquisition deepens MetaSource's software applications and consulting services to large enterprises.

Sitaro's proprietary solutions increase ROI through Agency optimization, higher client retention, lower marketing costs and increased sales closure. Top clients include IBM, Cisco Systems, Pfizer, AT&T and Young & Rubicam.

Commenting on the acquisition, Devon Archer of Sitaro, said "MetaSource has several premier companies in the marketing services arena that are highly synergistic with our offerings. With our new partners we expect to boost our top line growth immediately."

Courtney Smith, CEO and Chairman of MetaSource Group, said "Bringing Sitaro to our family gives us a value proposition that is very compelling to Fortune 500 companies. We now offer a 360 degree solution to enterprises with the potential to be the foremost outsourcer of leading edge marketing solutions. Sitaro brings a stellar group of professionals servicing a stellar group of clients."

The acquisition is subject to various conditions to closing and is expected to close within 60 days.

For further information on Sitaro, please visit www.sitaro.net

MetaSource Group is a consortium of companies that design and implement software and provide research and consulting services to businesses around the world. Services range from application development to research on current IT trends to conferences and publications for IT decisionmakers from the world's leading companies.

MetaSource trades in the US under the symbol MTSRE and is headquartered in New York City, with offices throughout the US and the UK. For further information please visit www.metasourcegroup.com.

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the Company's future growth and operating results, the uncertainty of market acceptance of the Company's products, technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.



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Contact:
     Sitaro, New York
     Devon Archer, 212/918-4860
     or
     MetaSource Group, New York
     Rajul Mathur, 646/805-5141


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Source: MetaSource Group